UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) – July 25, 2006
BROADWING CORPORATION
(Exact name of registrant as specified in its charter)

52-2041343
DELAWARE	0-30989	(I.R.S. Employer of Incorporation
(State or other jurisdiction)	(Commission File Number)	Identification No.)
1122 Capital of Texas Highway
Austin, Texas 78746
(Address of principal executive offices)
Registrant’s telephone number, including area code: (512) 742-3700
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Employment Agreement
Amended and Restated Bylaws
Press Release

Item 1.01. Entry into a Material Definitive Agreement.
     On July 25, 2006, Broadwing Corporation (the “Company”) entered into an employment agreement with Stephen E. Courter in connection with his appointment as the Company’s Chief Executive Officer.
     Mr. Courter’s initial base salary will be $450,000 per year subject to annual review by the compensation committee (the “Base Compensation”). Mr. Courter will be eligible for an annual incentive bonus at a target level of 50% of Base Compensation during the term of the agreement. Mr. Courter will also be granted three options to purchase 250,000 shares each (for an aggregate of 750,000 shares) of the Company’s common stock at an exercise price of $8.85 under to the Company’s 2000 Equity Incentive Plan. The first option vested immediately upon execution of the employment agreement with the Company, the second option will vest in three annual installments with 1/3rd of the shares vesting on each of the anniversaries of his appointment as the Chief Executive Officer (the “Fixed Award”), and the third option will vest immediately upon the Company’s achievement of certain financial goals related to cash flow and EBITDA (the “Incentive Award”). Subject to the approval of the compensation committee, the Company may grant Mr. Courter restricted stock, stock options or other equity securities, from time to time, covering the shares of the Company’s equity securities. In addition, Mr. Courter may participate in all other similar benefit plans and policies available generally to executive officers of the Company. Mr. Courter is also entitled to the reimbursement of certain relocation expenses.
     If, during the term of the agreement, the Company terminates Mr. Courter’s employment for any reason other than Cause or if Mr. Courter resigns for Good Reason (as each of those terms is defined in his employment agreement), then the Company shall (a) pay a lump sum equal to 24 months of Base Compensation; (b) continue certain benefits for a period of 24 months; and (c) accelerate the vesting of the Fixed Award. If such termination is within 24 months following a change of control of the Company, Mr. Courter would be entitled to receive the same severance as above plus (a) a lump sum equal to two times the then current target incentive bonus (c) a lump sum equal to the prorata amount of the target incentive bonus earned up to the date of termination; and (c) the acceleration of vesting of all of his outstanding stock options or other equity instruments not yet vested. Upon a change of control of the Company, the Company shall accelerate all outstanding stock options or other equity instruments not yet vested other than the Incentive Award. The description of the employment agreement is qualified in its entirety by reference to the full text of the employment agreement attached hereto as Exhibit 99.1.
     In connection with the appointment of a new chief executive officer, the Board of Directors of the Company approved an amendment to the Amended and Restated Bylaws to increase the size of the board to up to nine. This description is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On July 25, 2006, the Company announced that Lynn D. Anderson, Scott Widham and Kim Larsen, will step down from their positions as the Company’s acting Co-Chief Executive Officers. Each of Mr. Anderson, Mr. Widham and Mr. Larsen will retain each of their current respective roles at the Company.
     On July 26, 2006, the Board of Directors appointed Mr. Courter to be a member of the Board of Directors of the Company.

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     Mr. Courter, 51, previously was the managing partner of the Courter Group, a telecommunications consulting firm. Mr. Courter resigned as director of Globix effective as of July 26, 2006. Mr. Courter became a Globix director upon the effectiveness of Globix’s merger with NEON Communications, Inc., a fiber-optic network service provider. Mr. Courter was NEON’s chairman of the board of directors, president and chief executive officer until the merger with Globix, and joined NEON in December 2000. Prior to joining NEON, Mr. Courter was managing director and chief executive officer of Enertel, a facilities-based network service provider in Holland from June 1998 to December 2000. From December 1995 to June 1998, Mr. Courter was vice president of finance and assistant general manager of GlobalOne, a joint venture between Sprint, Deutsche Telecom and France Telecom. Prior to joining GlobalOne, from August 1987 to November 1995, he served in various positions of increasing responsibility at Sprint International. Earlier in his career, Mr. Courter worked for IBM Corporation and KPMG Peat Marwick LLP. Reference is made to the disclosure provided in response to Item 1.01 of this Form 8-K, with respect to the employment agreement with Mr. Courter, which disclosure is incorporated herein by this reference.
     On July 25, 2006, the Company issued a press release announcing the appointment of the new chief executive officer. The press release is attached as Exhibit 99.1 to this report.
Item 9.01. Financial Statements and Exhibits.
          (d) Exhibits

Exhibit
Number	Description

10.1	Employment Agreement, dated as of July 25, 2006, between the Company and Stephen E. Courter.

10.2	Company’s Amended and Restated Bylaws

99.1	Press Release dated July 25, 2006.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BROADWING CORPORATION
By:	/s/ Kim Larsen
Senior Vice President and General Counsel

Date: July 31, 2006

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